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                                                                    Exhibit 99.2

[LOGO OF MGI PHARMA, INC.]

NEWS RELEASE                               CONTACT:
                                               Maggie P. Knack
FOR IMMEDIATE RELEASE                          Director, Investor Relations
December 2, 2002                               952-346-4771
                                               IR@mgipharma.com

          MGI PHARMA ANNOUNCES $21 MILLION PRIVATE PLACEMENT FINANCING

     Financing Bolsters Resources for the Anticipated Launch of Palonosetron

MINNEAPOLIS, December 2, 2002 -- MGI PHARMA, Inc., (Nasdaq: MOGN) today announced that it has closed a financing agreement for proceeds of $21 million from the sale of subordinated notes convertible into 2,571,428 shares of MGI PHARMA common stock, with the affiliates of Deerfield Management Company, a private investment firm specializing in the health care sector. This financing provides MGI with funding to cover all remaining milestone payments, through the FDA approval of palonosetron, under the license agreement with partner Helsinn Healthcare SA.

"With this financing, MGI has sufficient capital to fund our operations through the achievement of profitability, assuming the approval of palonosetron in the second half of 2003. Our focus for 2003 will be on the preparation for and implementation of the successful launch of palonosetron," said Bill Brown, chief financial officer of MGI PHARMA. "MGI is solidly positioned for future success in the oncology arena, thanks in part to the continued support and long-term interests of the experienced life sciences investors at Deerfield."

Under terms of the agreement, MGI will make interest payments at a three percent annual rate, with principal due on December 1, 2007, unless earlier converted into shares of MGI common stock in three traunches with conversion prices ranging from $7.00 to $10.50 per share, for a weighted average conversion price of $8.17 per share. In addition, MGI issued warrants for purchase during the five-year period of the agreement of up to 400,000 shares of MGI common stock at exercise prices of $8.75 and $10.50 per share, with a weighted average exercise price of $9.625 per share. Under the terms of this financing agreement, MGI is limited in its ability to enter into other financing transactions.

For the year ending December 31, 2002, MGI currently expects a balance of cash and short-term investments of approximately $60 million, assuming a cash payment of $10 million in December 2002 to Helsinn for the recently achieved palonosetron New Drug Application filing acceptance milestone.

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MGI PHARMA, Inc.
Announces Private Placement Financing
Page 2

About MGI PHARMA
MGI PHARMA, Inc. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI has a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI markets Salagen(R) Tablets (pilocarpine hydrochloride) and Hexalen(R) (altretamine) capsules in the U.S. The Company directly markets its products in the United States and collaborates with various alliances in international markets. For more information about MGI, please visit the Company's Web site at www.mgipharma.com.

This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," " expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA's product candidates, such as palonosetron, to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA's marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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